UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 6, 2010

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Plaza America Tower I 11700 Plaza America Drive, Suite 1010 Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

(703) 964-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2010, the Compensation Committee (“Compensation Committee”) of the Board of Directors of ICO Global Communications (Holdings) Limited (“Company”) awarded cash bonuses listed below to the Company’s named executive officers based upon the Company’s 2009 performance and the individual executive officer’s performance for 2009. The bonuses were awarded at 80% of target, which is 30% of each named executive’s current annual base salary, including for Mr. Flynn, who is now eligible for a 30% bonus target. Under an arrangement pursuant to which the Company shares costs with its indirect, deconsolidated subsidiary, DBSD Satellite Service G.P., the awarded bonuses will be paid by the respective companies as indicated below:

Executive Officer	Title	Total 2009 Cash Bonus	Portion of 2009 Cash Bonus Paid by Company
John L. Flynn	Executive Vice President, General Counsel and Corporate Secretary	$94,380	$23,595
David Bagley	Senior Vice President, Corporate Development	$69,290	$10,394
Robert S. Day, Jr.	Senior Vice President, Space Systems	$65,805	$9,871

Additionally, on April 6, 2010, the Compensation Committee authorized the Company to pay its allocated costs for severance protection for certain of its officers who have employment agreements with DBSD, in the event those costs become payable due to a covered termination. Under arrangements being entered into with DBSD, to be effective upon DBSD’s emergence from bankruptcy, each of David Bagley (Senior Vice President, Corporate Development), Suzanne Hutchings Malloy (Senior Vice President, Regulatory Affairs), and David Zufall (Senior Vice President, Network Systems) will be entitled to severance payments equal to six months of base salary if they are terminated without cause. The amounts of potential costs allocable to the Company based on the current salary levels of each executive are as follows: Mr. Bagley ($70,733.46); Ms. Hutchings Malloy ($20,657.90); Mr. Zufall ($13,068.00).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED (Registrant)

	By:	/s/ JOHN L. FLYNN
April 12, 2010		John L. Flynn Executive Vice President, General Counsel and Corporate Secretary